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                                                                    EXHIBIT 10.5





                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of March 5, 1998 (the "Effective Date"), by and among Packaged Ice, Inc., a Texas corporation ("Buyer"), John P. Barker and James M. Grimsley, two individuals who, together, own all of the outstanding capital stock of Party Time Ice, Co., Inc., a Louisiana corporation (individually "Seller" and collectively the "Sellers").

                             PRELIMINARY STATEMENTS

         Sellers own all of the outstanding shares of capital stock of Party Time Ice Co., Inc., a Louisiana corporation (hereinafter the "Company"), such shares hereinafter referred to as the "Stock".

         The Company is engaged in the manufacture and sale of packaged ice products (such business being herein referred to as the "Business").

         Sellers are desirous of selling to Buyer, and Buyer is desirous of purchasing from Sellers, all of the Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, the parties hereby agree as follows:

                                I.  DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Section I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Accrued Expenses" shall mean all expenses accrued by the Company in the normal course of business, however, accrued Taxes (as defined herein) and accrued payroll expenses shall not be included in the calculation.

         "Assets" shall mean all of Company's properties and assets, real, personal, tangible and intangible. The Assets shall include, but shall not be limited to, those items specifically described in Exhibit A attached hereto, but shall not include the Excluded Assets.

         "Capital Leases" shall mean those leases covering immovable property and certain capital equipment used in the Business which are used in the direct manufacturing, distribution and sale of packaged ice products. The property comprising the Capital Leases is described in Exhibit B attached hereto.

         "Closing" shall have the meaning set forth in Section 7.1 of this Agreement.
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         "Closing Date" shall have the meaning set forth in Section 7.1 of this
Agreement.

         "Code" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Company Plans" shall have the meaning set forth in Section 3.17 of this Agreement.

         "Contracts" shall have the meaning set forth in Section 3.14 of this Agreement.

         "Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Encumbrance" shall mean any mortgage, lien, encumbrance, security interest, charge, pledge, conditional sale agreement, adverse claim, deed of trust, or restriction on transfer of any nature whatsoever other than those held by Buyer or granted by the Company at Buyer's request.

         "Environmental Action" shall have the meaning set forth in Section
3.10 of this Agreement.

         "Escrow Agreement" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Escrow Agent" shall mean Bank One, National Association, located in Baton Rouge, Louisiana.

         "Escrow Amount" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Excluded Assets" shall mean those assets of the Company that will be distributed to the Sellers prior to Closing and shall not belong to the Company on the Closing Date. The Excluded Assets will be described in Exhibit C attached hereto.

         "Financial Statements"  shall have the meaning set forth in Section
3.3 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, consistently applied.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets (together with all pending applications, continuations-in-part and extensions for any of the above).

         "Investment Letter" shall have the meaning set forth in Section 5.10 of this Agreement.

         "Leases" shall have the meaning set forth in Section 3.12 of this Agreement.

         "Liabilities" shall have the meaning set forth in Section 2.2(a) of this Agreement.



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         "Materials" shall have the meaning set forth in Section 3.10 of this
Agreement.

         "Noncompetition Agreement" shall have the meaning set forth in Section
5.9 of this Agreement.

         "Owned Real Property" shall mean all of that immovable property that is owned by the Company and is more fully described in Schedule 3.12(e).

         "PI Stock" shall have the meaning set forth in Section 2.2.

         "Personal Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Real Property" shall have the meaning as set forth in Section 3.12 of this Agreement.

         "Sellers' Disclosure Memorandum" shall mean that schedule attached hereto and incorporated herein by reference that lists and describes all requested disclosures by Sellers concerning the Assets and the Business which are the subject of this Agreement.

         "Shareholder and Voting Agreements" shall mean the Voting Agreement dated December 2, 1997, by an among the Buyer, Culligan Water Technologies, Inc., and certain shareholders of the Buyer, the Voting Agreement, dated July 17, 1997, by and among the Buyer, SV Capital Partners, L.P. and certain shareholders of Buyer, each of Amendment No.1, Amendment No.3 and the Amended and Restated Voting Agreement, dated September 20, 1995 as amended, by and among the Buyer and certain shareholders of Buyer, and each of Amendment No.1, Amendment No.2 and the Amended and Restated Shareholders Agreement, dated September 20, 1995, as amended, by and among the Buyer and certain shareholders of Buyer.

         "Stock" shall mean all of the capital stock of the Company outstanding on the Closing Date.

         "Tax or Taxes" shall have the meaning as set forth in Section 11.1 hereof.

         "Trade Accounts Payable" shall mean all accounts payable accrued by the Company that relate directly to the manufacture, storage, distribution and sale of packaged ice products.

                             II.  PURCHASE AND SALE

         2.1. STOCK PURCHASE. At the Closing, subject to the terms, covenants and conditions contained herein, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the Stock.





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         2.2     PURCHASE PRICE.

                 The purchase price for all of the Stock shall be Ten Million Six Hundred Sixty One Thousand Dollars ($10,661,000) (the "Purchase Price"), less the adjustments set forth hereinbelow. Five Hundred Thousand Dollars ($500,000) of the Purchase Price shall be payable in the form of 38,460 shares of the $.01 par value common stock of Packaged Ice, Inc. ("PI Stock"), valued at $13.00052 per share (the "Stock Portion"). Ten Million One Hundred Sixty One Thousand Dollars ($10,161,000) less adjustments (the "Cash Portion"), of the Purchase Price will be payable in the form of cash. The Cash Portion of the Purchase Price shall be payable on the Effective Date and contemporaneously with the execution of this Agreement as follows:

                 (a) The Cash Portion of the Purchase Price shall first be used to pay and discharge all of the Company's debts, obligations and other liabilities including, without limitation, all current liabilities (save and except all Trade Accounts Payable and all Accrued Expenses), all long term liabilities, all interest bearing debt and Encumbrances (excluding all Capital Leases) (collectively, the "Liabilities") which are estimated by the Buyer and the Company to exist as of the Closing Date.

                 (b) Five Hundred Thousand Dollars ($500,000) of the Cash Portion of the Purchase Price shall be placed in an interest bearing escrow (the "Escrow Amount") with the Escrow Agent and shall be payable pursuant to the escrow agreement in the form attached hereto as Exhibit D (the "Escrow Agreement").

                 (c) The Cash Portion of the Purchase Price remaining after the estimated Liabilities have been paid and discharged and the Escrow Amount has been placed in escrow, shall be paid directly to the Sellers on a pro rata basis based on their ownership of the Stock in exchange for all of the Stock owned by the Sellers. The intent and effect of this Section 2.2(c) is to convey all of the outstanding Stock of the Company to Buyer with there being no Liabilities (except Trade Accounts Payables and Accrued Expenses) or Encumbrances immediately after Closing. Sellers hereby agree all Liabilities which are not discharged at Closing shall be assumed by the Sellers through an Undertaking Agreement in the form attached hereto as Exhibit E.

         The Stock Portion of the Purchase Price shall be distributed at Closing as follows:

                 (a)      19,230 shares of PI Stock shall be delivered to John
         P. Barker; and

                 (b)      19,230 shares of PI Stock shall be delivered to James
         M. Grimsley.

         2.3     ADJUSTMENT TO PURCHASE PRICE AT CLOSING.   The Purchase Price
will be adjusted at Closing as follows:

                 (a) if, as of the Closing Date, the Company's current assets, including cash, accounts receivable and inventory, are less than the sum of its Trade Accounts Payable





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         and Accrued Expenses, the Cash Portion of the Purchase Price shall be reduced by an amount equal to the sum of its Trade Accounts Payable and Accrued Expenses minus current assets, including cash, accounts receivable and inventory; and

                 (b) if, as of the Closing Date, the Company's current assets, including cash, accounts receivable and inventory, exceed the sum of its Trade Accounts Payable and Accrued Expenses, the Cash Portion of the Purchase Price shall be increased by the amount equal to the current assets, including cash, accounts receivable and inventory, minus Trade Accounts Payable and Accrued Expenses.

         2.4 POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be subject to the following adjustments:

                 (a) On or before thirty-one (31) days after the Closing Date, Sellers shall, at their sole cost and expense, pursuant to
         Section 5.13 hereof, deliver to Buyer a copy of the compiled balance sheet of the Company as of the Closing Date prepared by Gary Magee, CPA, (the "Closing Date Balance Sheet") certified by Sellers to the best of their knowledge and belief to be true and correct. The Closing Date Balance Sheet shall (i) fairly present the financial position of the Company as at the close of business on the Closing Date in accordance with GAAP, and (ii) include a detailed schedule of Liabilities. The Closing Date Balance Sheet shall be used to calculate any post closing adjustments to the Purchase Price as of the Closing Date and the amount of any Liabilities to be paid by Sellers, all in accordance with the terms and conditions set forth in this Agreement.

                 (b) To the extent the Sellers received at Closing an amount of cash in excess of what they are entitled to hereunder, Sellers shall pay to Buyer such amount within thirty (30) days after such determination. To the extent Sellers are entitled to a greater amount of cash than they received at Closing, then Buyer and/or the Company shall pay such amount to Sellers within thirty (30) days after such determination. It is understood and agreed between the parties that any such determinations hereunder shall be computed, and notice given to the applicable party, within sixty (60) days of the Closing Date.

         2.5 PRORATION. The parties shall prorate at the Closing the current year's ad valorem taxes and prepaid expenses, based on the latest available statements from taxing authorities, whether for the current tax year or the preceding tax year. Sellers' pro rata share of such taxes shall be the portion attributable to the period through the day preceding the Closing Date, prorated by days. Prorated amounts shall be payable in the manner set forth below:

                 (a) If a prorated amount is payable by Buyer and determinable at the Closing, it shall be added to the amount payable by Buyer at the Closing.

                 (b) If a prorated amount is payable by Buyer and not determinable at the Closing, it shall be billed by Sellers when determinable and promptly paid by Buyer to Sellers.





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                 (c)      If a prorated amount is payable by Sellers and
         determinable at the Closing, it shall be deducted from the amount otherwise payable by Buyer at the Closing.

                 (d) If a prorated amount is payable by Sellers and not determinable at the Closing, it shall be billed by Buyer when determinable and promptly paid by Sellers to Buyer.

         2.6     EMPLOYMENT AGREEMENT.   At the Closing, Buyer shall enter into
an employment agreement with James M. Grimsley in the form of Exhibit F attached hereto.

                III.  REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

         3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate the Business as presently conducted and to enter into this Agreement and to perform its obligations hereunder and is duly qualified to do business in any foreign jurisdiction in which it is currently conducting business operations. All shares of Stock owned by Sellers are validly issued, fully paid and nonassessable. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by Sellers or the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any of its capital stock or other securities. Sellers own and have good and marketable title to the Stock, free and clear of all Encumbrances. The Stock represents all of the issued and outstanding capital stock of the Company.
Upon the sale of the Stock to Buyer at Closing, Sellers will transfer to Buyer the entire legal and beneficial interest in all Stock, free and clear of any Encumbrances. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Stock.

         3.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. This Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding obligation of Sellers, enforceable against them in accordance with its terms. Except as set forth on Section 3.2 of Sellers' Disclosure Memorandum, the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any third party or governmental authority, and will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any Encumbrance pursuant to, any lien, encumbrance, instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which Sellers are a party or by which they are bound or affected.

         3.3 FINANCIAL STATEMENTS. Sellers have previously caused to be furnished to Buyer the Company's audited balance sheets as of December 31, 1996 and December 31, 1997, and the related audited statements of income and statements of cash flow for the fiscal years then ended (such balance sheets and related statements are collectively referred to herein as the "Financial





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Statements").  The Financial Statements taken as a whole present fairly the financial position of the Business as of December 31, 1996, and December 31, 1997, respectively, and the results of operations for such periods, all in accordance with GAAP.

         Except as and to the extent reflected or reserved against in the Financial Statements or as disclosed by Sellers in Sellers' Disclosure Memorandum and except for Trade Accounts Payable arising in the ordinary course of business and consistent with past practice since the date of the Company's December 31, 1997 Balance Sheet, Sellers have operated the Company in the ordinary course and have incurred no liabilities which would be required by GAAP to be reflected on a balance sheet of the Company as of the date hereof or disclosed in the notes thereto. Since December 31, 1997 there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.4 SHAREHOLDER DEBT. There are no Encumbrances held by Sellers whatsoever against the Company or the Assets.

         3.5 BUSINESS OPERATIONS AND CONDITION OF ASSETS. Sellers acknowledge that Buyer is purchasing the Stock of the Company for the express purpose of operating a packaged ice manufacturing and distribution business. All material items comprising the Assets have been continuously used, or used as may normally be required, by the Company in connection with the Business and are now in serviceable condition, unless expressly disclosed to the contrary by Sellers in Section 3.5 of Sellers' Disclosure Memorandum.

         3.6 GOOD TITLE. Except as set forth in Section 3.6 of Sellers' Disclosure Memorandum, the Company has good, legal and marketable title to all of the Assets, including the Owned Real Property, free and clear of Encumbrances.

         3.7 LITIGATION. Except as set forth on Section 3.7 of Sellers' Disclosure Memorandum, there is no pending claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect, or, to the knowledge of Sellers, threatened, against or relating to Sellers, the Company or the Assets, or the transactions contemplated by this Agreement, and no event has occurred or circumstance exists that will, or is reasonably likely to, give rise to or serve as a basis for the commencement of any claim, action, suit or proceeding.

         3.8 COMPLIANCE WITH LAWS. Sellers and the Company have complied with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the Company, the Stock and the Assets. The ownership and/or use of the Assets and the conduct of the Business as it specifically relates to the Assets does not conflict with the rights of any other person.

         3.9 TAXES. Except as set forth in Section 3.9 of Sellers' Disclosure Memorandum, the Company has, within the time and manner prescribed by law, filed all material returns, declarations, reports and statements required to be filed by it (together, "Returns") in respect of any Taxes and each such Return has been prepared in compliance in all material respects with all





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applicable laws and regulations and is true and correct in all material respects, and the Company has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby. Except as set forth in Section 3.9 of Sellers' Disclosure Memorandum (i) the Company has not requested or been granted an extension of the time for filing any Return which has not yet been filed; (ii) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company; (iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to Sellers' knowledge, threatened against or with respect to the Company;
(v) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets; (vii) the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (D) any prepaid amount received on or prior to the Closing Date; and (viii) Company has no obligation or liability for the payment of Taxes of any other person as a result from any expressed obligation to indemnify another person, or as a result of such Company assuming or succeeding to the Tax liability of any other person as successor, transferee or otherwise.

         3.10 ENVIRONMENTAL. The Company has complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws, without limitation, relating to occupational safety and health, good manufacturing practices for food products, wetlands, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (collectively, "Materials") into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such Materials, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice (collectively, an "Environmental Action") is pending or threatened to be commenced against it or the Sellers alleging any failure so to comply, nor is the Company or the Sellers aware of any circumstances or conditions which may cause any such Environmental Action to be filed or commenced against the Sellers or the Company. Without limiting the generality of the preceding sentence, the Sellers and the Company have obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied, in all material respects, with all other





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limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.

         3.11 INSURANCE. The Company has continuously maintained insurance covering the Assets and operations of the Company, including without limitation fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited, terminated or cancelled by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Section 3.11 of Sellers' Disclosure Memorandum lists all claims, which (including related claims which in the aggregate) exceed $10,000 which have been made by the Company in the last three years under any workers' compensation, general liability, property or other insurance policy applicable to Sellers or any of the Assets. Except as set forth on Section 3.11 of Sellers' Disclosure Memorandum, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.

         3.12    REAL PROPERTY.

                 (a) Section 3.12 of Sellers' Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of immovable property owned by, leased to or used by the Company (the "Real Property") and (ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (the "Leases"). Sellers have delivered to Buyer true and complete copies of the Leases. The Sellers' Disclosure Memorandum contains the address of each property, together with a summary description of the buildings and improvements thereon, the name and address of each landlord where the Company is a tenant, and of each tenant where the Company is a landlord, the commencement and expiration dates of each lease, the monthly rent and additional rent payable under such lease, and the date to which such rent has been paid, the amount of any deposits, security or otherwise, made under such lease, and whether the consent of any other party to the lease is required to consummate the transaction contemplated hereby.

                 (b) Except as disclosed in Section 3.12 of Sellers' Disclosure Memorandum (i) each of the Leases is in full force and effect and has not been amended or modified; (ii) neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) Sellers have received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no monthly rental under the Leases has been paid more than one month in advance.

                 (c) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real





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Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

                 (d) At Closing, the Owned Real Property and the Company's interest in the leases will be free and clear of all Encumbrances or other restrictions which would materially affect the use for which it is held by the Company. Sellers have not received notice that any of the Real Property is subject to any governmental decree or order to be sold, or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

                 (e) The Company is the owner of the Owned Real Property described in Schedule 3.12(e) attached hereto.

         3.13    PERSONAL PROPERTY.

                 (a) Exhibit A is an accurate schedule as of December 31, 1997 describing, and specifying the general location of all material inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools, and intangible assets in the possession of, or used by the Company other than the Excluded Assets (the "Personal Property").

                 (b) Each material lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed in Section 3.13 of Sellers' Disclosure Memorandum and is in full force and effect; neither Sellers nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Personal Property is subject to any lease, license, contract of sale or other agreement that is adverse to the business, properties or financial condition of the Company.

         3.14 CONTRACTS. Section 3.14 of Sellers' Disclosure Memorandum contains a complete and accurate list of all presently effective contracts, leases and other material agreements to which the Company is a party and are not cancelable on notice of thirty days or less (hereinafter "Contracts").
Section 3.14 of Sellers' Disclosure Memorandum shall also describe true and complete copies (or summaries in the case of oral contracts) of each Contract which has been delivered to Buyer by Sellers, including, without limitation, any:

                 (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

                 (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;





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                 (c)      joint venture or other agreement with any person,
         firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

                 (d) lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

                 (e)      franchise agreement;

                 (f)      warranty;

                 (g)      noncompetition agreement binding against the Company;

                 (h)      broker or distributorship contract; or

                 (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates);

                 (j)      employment contracts.

         Except as disclosed in Section 3.14 of Sellers' Disclosure Memorandum, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder.

         3.15 LABOR MATTERS. There are no controversies pending or threatened between the Company and any employees of the Company. The Company has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

         3.16    ABSENCE OF SENSITIVE PAYMENTS.   Neither the Company nor
Sellers have made or maintained (i) any contributions, payments or gifts of its or their funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or Sellers were or would be a violation of applicable law.

         3.17 EMPLOYEE BENEFITS. All employee benefit plans (whether or not covered by ERISA), deferred compensation or executive compensation plans for employees, directors or independent contractors, and all other employee or independent contractor arrangements or programs that are maintained or contributed to by the Company (collectively, the "Company Plans") have been administered and operated in all material respects in compliance with their terms, ERISA, if applicable, the Code and other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and a current favorable IRS determination letter exists for each such plan and covers the amendments required by the Tax Reform Act of 1986. All funded Company Plans are fully funded according to their terms and applicable law. To the knowledge of the Sellers no prohibited transaction or breach of fiduciary duty under ERISA has been committed by any fiduciary, disqualified person or party in interest of any Company Plan. The Company has no liability, contingent or otherwise, under Title IV of ERISA. All Company Plans are listed on Schedule
3.17. Copies of all documents comprising Company Plans, all funding vehicles and ancillary documents for such plans, all Forms 5500 (or other annual reports) for the past two plan years for applicable Company Plans, all administrative forms for Company Plans, and all IRS determination letters have been made available to Buyer.

         3.18 CAPITAL IMPROVEMENTS. Section 3.18 of Sellers' Disclosure Memorandum describes all of the capital improvements or purchases or other capital expenditures (as determined in accordance with GAAP) which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

         3.19    CONSENTS.   Except as set forth in the Sellers' Disclosure
Memorandum, no consent or approval of any public body or authority, and no consents or waivers from other parties to the Leases, material licenses, franchises, permits, agreements, Contracts or other instruments are required to be obtained by the Company as a result of the transfer of the Stock contemplated by this Agreement to (i) avoid the loss of any Assigned Leases, material license, franchise, permit or other instrument or the creation of any lien or other claim on any Asset pursuant to the terms of any law, regulation, order, agreement or other legal requirement binding upon Sellers and/or the Company relating to the Business or to which any such Asset may be subject, or
(ii) to enable Buyer to continue the operation of the Business substantially as conducted prior to the Closing. Sellers further covenant that the transfer of Stock contemplated by this Agreement does not require the consent of any third party.

         3.20    WARRANTIES.   Except as described in Section 3.20 of the
Sellers' Disclosure Memorandum, (i) Neither Sellers nor the Company have agreed to become responsible for consequential damages or made any express warranties to third parties with respect to any products distributed or sold by the Company, and (ii) there are no warranties (express or implied) outstanding with respect to any products other than any such implied by law. A copy of each standard warranty of the Company with respect to such product is included in
Section 3.20 of the Sellers' Disclosure Memorandum.

         3.21    INVENTORIES.

                 (a) All inventories shown on the December 31, 1997 balance sheet of the Company consisted of, and all inventories thereafter acquired will consist of, items of good and merchantable quality and quantity usable or salable in the ordinary and regular course of the Company's business except for obsolete items and items below standard quality, all of which have been written off, or written down to net realizable value on the December 31, 1997 balance sheet of the Company. Each inventory or class was priced at the lower of cost or market on the first-in, first-out basis and, as to the classes of items inventoried and methods of counting and pricing, such inventories were determined in a manner consistent with prior years. Except to the extent, if any, disclosed in Section 3.21 of the Sellers' Disclosure Memorandum, the Company has neither sold any of its inventory under agreements with an express right of return, nor consigned any inventory, and Sellers and the Company have no knowledge of any pending returns of inventory in any material quantity.

                 (b) There have been no material changes in the inventories reflected in the December 31, 1997 balance sheet of the Company and there will be no further changes in any such inventories except those changes resulting from write down or write-offs, purchases in the ordinary and regular course of business, and sale of merchandise inventory in the ordinary and regular course of business.

         3.22 SUPPLIERS AND CUSTOMERS. Except as set forth in Section 3.22 of the Sellers' Disclosure Memorandum and to Sellers' and the Company's actual knowledge, no customer of the Company has communicated to Sellers or the Company, in any manner, his or its intention to cease to do business with or trade with the Company, or materially alter, modify or amend the terms with which it has conducted business with the Company whether as a result of, or in contemplation of, the consummation of the transactions contemplated by this Agreement.

         3.23    ACCOUNTS RECEIVABLE.   Except as otherwise indicated in
Section 3.23 of the Seller's Disclosure Memorandum, all accounts receivable of the Company have arisen out of bona fide transactions in the ordinary course of business, and each such account receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder and is collectible in full within 60 days.

         3.24 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Buyer in this Agreement or in connection with this transaction contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make such representation or warranty not misleading or necessary to enable Buyer to make a fully informed decision with respect to its purchase of the Stock. All documents and information which have been or will be delivered to Buyer or its representatives by or on behalf of the Company are and will be true, correct and complete copies of the documents they purport to represent.

                  IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 CORPORATE EXISTENCE; GOOD STANDING; CAPITALIZATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas.

         4.2 POWER AND AUTHORITY. Buyer has the requisite corporate power and authority, and has been duly authorized, to enter into this Agreement and to perform all of its obligations hereunder. Buyer represents and warrants to Sellers that this Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, will not require the consent, approval or authorization of any third party or governmental authority, and does not violate any federal or state securities laws.

         4.3     TRANSFER OF STOCK PORTION.   The Stock Portion shall be
transferred to the Sellers free and clear of any encumbrances, assessments, liens, voting requirements or other shareholder agreements, rights of first refusal or other restrictions or limitations upon transfer, other than the Shareholder and Voting Agreements.

                            V. COVENANTS OF SELLERS

         Sellers hereby covenant and agree as follows:

         5.1 CONDUCT OF BUSINESS. Prior to the Closing Date, Sellers shall cause the Company to operate the Business in the ordinary course and continue normal capital expenditures and maintenance prior to the Closing Date, except
(i) as may be permitted by this Agreement or (ii) as necessary to consummate the transactions contemplated hereby and previously disclosed in writing to and approved by Buyer.

         5.2 INVESTIGATION BY BUYER. Prior to the Closing Date, Sellers shall (i) give Buyer and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Personal Property, books and records, personnel, offices, and other facilities of the Company,
(ii) permit Buyer to make such inspections thereof as Buyer may reasonably require, and (iii) cause its employees, and its advisors to furnish to Buyer and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Buyer or its agent shall from time to time reasonably request.

         5.3 CLOSING CONDITIONS. Sellers will, to the extent within their control, use their best efforts to cause the conditions set forth in Section
8.1 to be satisfied by the Closing Date.

         5.4 CONFIDENTIALITY. From and after the date hereof, Sellers will, and will cause the Company and their officers, employees, representatives, consultants and advisors to, hold in confidence all confidential information in the possession of Sellers or the Company, its affiliates or its financial advisor concerning the Company. Sellers will not release or disclose any such information to any person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which Sellers or the Company is compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to Sellers or the Company by a third party who obtained such information other than as a result of a breach of a confidential relationship.

         5.5 PUBLIC ANNOUNCEMENT. Sellers and Buyer will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 NO SHOPPING. From and after the date hereof through the Closing or the termination of this Agreement, whichever is the first to occur, neither Sellers nor the Company shall (and Sellers and the Company shall cause their respective affiliates, officers, directors, employees, representatives and agents not to) directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of stock or similar transactions involving the Company, the Stock or the Assets.

         5.7 FURTHER ASSURANCES. Sellers will use their best efforts to implement the provisions of this Agreement, and for such purpose Sellers, at the request of Buyer, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement.

         5.8 INSURANCE. Sellers shall cause and the Company shall continue to maintain insurance through the Closing Date with financially sound and reputable insurers unaffiliated with Sellers in such amounts and against such risks as are adequate in the judgment of Sellers to protect the Assets and the Business.

         5.9 NONCOMPETITION AGREEMENT. At the Closing, Sellers will enter into a noncompetition agreement in the form attached hereto as Exhibit G (the "Noncompetition Agreement").

         5.10 INVESTMENT LETTER/SHAREHOLDER AND VOTING AGREEMENTS. At the Closing, each Seller that is receiving PI Stock shall execute and deliver to Buyer the investment letter in the form attached hereto as Exhibit H (the "Investment Letter") and counterparts to the Shareholder and Voting Agreements.

         5.11 ESCROW AGREEMENT. At the Closing, Sellers shall execute and deliver to Buyer the Escrow Agreement.

         5.12 TERMINATION OF PROFIT SHARING AND PENSION PLANS. Prior to the Closing, the Company Plans will be terminated by resolution of the board of directors of the Company and amended as appropriate to effect such termination. It is understood and agreed that the Company Plans will be terminated and wound up in accordance with their respective terms and applicable law.

         In the event that as of the Closing Date there are additional sums that have accrued to the Company Plans but such amounts have not been paid, then Sellers shall remain jointly and severally liable for such amounts and shall reimburse the Company for any amounts that the Company is required to make in this regard.

         Sellers hereby covenant that they will take all necessary actions to file the appropriate requests with the Internal Revenue Service to obtain a favorable determination letters with respect to the termination of the Company Plans and will bear all costs associated with such favorable determination.

         5.13    POST-CLOSING FINANCIAL STATEMENTS.   Sellers shall provide to
Buyer, within thirty-one (31) days of the Closing Date, financial statements of the Company through the Closing Date.

         5.14    POST-CLOSING INVENTORY SCHEDULE.    Seller shall provide to
Buyer, within ten (10) days after the Closing Date, a schedule of inventory of the Company as of the Closing Date which includes packaging materials, supplies, ice inventory and other inventoried goods listed by category and by location, along with all supporting documentation thereof (including invoices and other sales records).

                            VI.  COVENANTS OF BUYER

         Buyer hereby covenants and agrees as follows:

         6.1 CLOSING CONDITIONS. Buyer will, to the extent within its control, use its best efforts to cause the conditions set forth in Section 8.2 to be satisfied by the Closing Date.

         6.2 ANCILLARY AGREEMENTS. At the Closing, Buyer will enter into the Noncompetition Agreement and the Escrow Agreement.

         6.3     FURTHER ASSURANCES.   Buyer will use its best efforts to
implement the provisions of this Agreement and, for such purpose, Buyer, at the request of Sellers, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Sellers such consents, documents and other instruments, in addition to those required by this Agreement, in form and substance satisfactory to Sellers, as Sellers may reasonably deem necessary or desirable to implement any provision of this Agreement.

                                  VII. CLOSING

         7.1 TIME AND PLACE. The consummation of the sale and purchase of the Stock and the execution of the Escrow Agreement and Noncompetition Agreement (the "Closing") shall take place at a mutually agreeable time and place on or before March 5, 1998. The date of the Closing shall herein be referred to as the "Closing Date."

         7.2 SELLERS' OBLIGATIONS AT CLOSING. At the Closing, Sellers shall execute, acknowledge, deliver, or cause to be delivered, where appropriate, to Buyer in form reasonably satisfactory to Buyer:

                 (a) stock certificates representing all of the Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer good and marketable title to the Stock;

                 (b) the written approvals, consents and certificates referred to in Section 3.2 of Sellers' Disclosure Memorandum.

                 (c)      the opinion of counsel referred to in Section 8.1(f).

                 (d) letters of resignation of the officers and directors of the Company.

                 (e) all other documents and certificates required to be delivered to Buyer pursuant to this Agreement, including without limitation, the Noncompetition Agreement, the Escrow Agreement, the Employment Agreement, the Investment Letter, the Shareholder and Voting Agreements, and the Undertaking Agreement.

                 From time to time following Closing, Sellers will execute and deliver such instruments and take such action as Buyer may reasonably request in order to more effectively transfer, convey, assign and deliver to Buyer, and to put Buyer in actual possession and operating control of, the Company and its Assets.

         7.3     BUYER'S OBLIGATIONS AT CLOSING.  At the Closing, Buyer will:

                 (a) pay any remaining Cash Portion of the Purchase Price in accordance with Section 2.2 of this Agreement;

                 (b) deliver the Stock Portion of the Purchase Price in accordance with Section 2.2 of this Agreement;

                 (c) deliver to Sellers executed counterparts of the Noncompetition Agreement, the Undertaking Agreement, the Employment Agreement, and the Escrow Agreement.

                          VIII.  CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Sellers to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Sellers contained herein shall be true and correct, as expressly stated herein, on the Closing Date.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Buyer from consummating the transactions contemplated hereby.

                 (d) Third Party Creditors. All Liabilities of the Company will be paid in full, and all Encumbrances against the Stock and Assets, including all Owned Real Property, will be paid or discharged, or otherwise assumed as an obligation of the Sellers pursuant to the Sellers' Undertaking Agreement.

                 (e) Opinion of Counsel for Sellers Buyer shall have received the opinion of Seller's Counsel dated as of the Closing Date, in form and substance satisfactory to Buyer and Buyer's counsel, subject to reasonable and customary qualifications and exceptions, as set forth on Exhibit I.

         8.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligation of Sellers to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Buyer to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Buyer contained herein shall be true and correct on the Closing Date.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Sellers from consummating the transactions contemplated hereby.

                              IX.  INDEMNIFICATION

         9.1 INDEMNIFICATION OF BUYER BY SELLERS. Sellers agree to indemnify, defend and hold harmless Buyer and Buyer's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any liability or obligation of the Company expressly assumed by Sellers at the Closing Date hereunder pursuant to the Undertaking Agreement, (ii) any inaccuracy of any representation or warranty set forth in this Agreement or the breach of any covenant made by Sellers in or pursuant to this Agreement, as qualified by the Sellers' Disclosure Memorandum (iii) the improper use, storage, or disposal of any Materials by the Company prior to the Closing Date, or any Environmental Action pending, threatened or accrued as of the Closing Date (whether known or unknown, disclosed or undisclosed), or (iv) any legal claim or cause of action arising with respect to the conduct or condition of the Company prior to the Closing, whether or not disclosed by Sellers to Buyer prior to the Closing.
The obligation of the Sellers to indemnify Buyer shall continue notwithstanding Buyer's knowledge of the inaccuracy of any representation or warranty of the Company or the Sellers set forth in this Agreement or in any document or certificate furnished or required to be furnished pursuant to this Agreement, unless and except to the extent that Buyer's willful or grossly negligent failure to disclose any such known inaccuracy of any representation or warranty of the Company or the Sellers causes the Damages sustained by the Company or Buyer to be aggravated or otherwise increased as a result of such willful or grossly negligent failure to disclose.

         9.2 INDEMNIFICATION OF SELLERS BY BUYER. Buyer agrees to indemnify, defend and hold harmless Sellers from and against any and all Damages arising out of or relating to any inaccuracy or any representation or warranty of Buyer set forth in this Agreement or the breach of any covenant made by Buyer in or pursuant to this Agreement.

         9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party. In addition to all other remedies provided hereunder or by law, Buyer shall specifically have the right to make a claim against the Escrow Amount for any of Buyer's Damages, as may be allowed and otherwise provided in accordance with the express terms of the Escrow Agreement.

         9.4 RIGHT TO DEFEND. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c)
Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent Sellers are the Indemnified Parties for any actual or threatened claim or demand by any third party, Sellers shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that Sellers agree to reasonably cooperate with Buyer with respect to the prosecution of such counterclaim or right.

         9.5 SETTLEMENT. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 TIME LIMITATIONS. Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or with respect to any covenant or obligation to be performed and complied with, on or prior to the Closing Date, other than those set forth in Sections 3.6, 3.9, and 3.12, unless, on or before two years from the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Any claim with respect to Sections 3.6, 3.9 or 3.12, or a claim for indemnification or reimbursement not based upon any representation or warranty, or not based upon any covenant or obligation to be performed and complied with prior to the Closing Date, must be made prior to the expiration of the applicable statutory period of limitations, including any extensions to such period, except to the extent otherwise provided in Section 9.7.

         9.7 LIMITATIONS ON AMOUNT. Neither party hereto will have any liability (for indemnification or otherwise) with respect to the matters described in Section 9.1 (as to Sellers) or 9.2 (as to Buyer) until the total of all Damages of the Indemnified Party with respect to such matters exceeds $50,000 in the aggregate (the "Basket"), and then the Indemnifying Party shall be responsible to the Indemnified Party for all Damages based thereon from the first dollar of Damages without regard to the Basket; provided, however, the Basket (as it applies to the Sellers as the Indemnifying Party) shall not apply to any claim for indemnification arising out of Section 9.1(iii), a breach of any representations, warranties or covenants contained in Sections 3.6, 3.9,
3.10 or 3.12, or the Sellers' obligation to discharge Liabilities. The maximum liability that will be payable by Sellers with respect to the matters described in Section 9.1(iii), or with respect to any alleged breach of any representations, warranties or covenants set forth in Section 3.10, will be limited to $1,000,000 in the aggregate for claims made prior to March 1, 1999, and will be limited to $500,000 in the aggregate for claims made from March 1, 1999 until February 28, 2000, and no amount or liability will be owed by Sellers for any claims occurring or made after February 28, 2000.

         9.8 APPLICABILITY OF INSURANCE. In case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no claim, loss, liability, cost or expense shall be deemed to have been sustained by such party to the extent of any proceeds received or receivable by such party from any insurance policies with respect thereto.


                           X.  INTENTIONALLY OMITTED


                                 XI.TAX MATTERS

         11.1. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Federal Tax" means any Tax imposed under Subtitle A of the Code.

         "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or Sellers, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

         "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning on or after the Closing Date.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).


         "Tax Indemnification Period" means, with respect to any Tax, any Pre-Closing Tax Period of the Company.

         11.2.   COVENANTS.

                 (a) Without the prior written consent of Buyer, Sellers shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action similar to the foregoing conduct, if any such action or omission would have the effect of increasing the Tax liability of the Company or Buyer.

                 (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws.

                 (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred during the Tax Indemnification Period in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be accrued by the Company on the Closing Date Balance Sheet and be paid by the Sellers, in accordance with this Agreement, when due (including any applicable extensions), and the Company will, at Sellers' expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

         11.3.   COOPERATION ON TAX MATTERS.

                 (a) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Buyer shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and
(ii) to give Sellers reasonable written notice prior to destroying or discarding any such books and records and, if Sellers so request, Buyer shall allow Sellers to take possession of such books and records.

                 (b) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.4. TAX INDEMNIFICATION. Sellers hereby jointly and severally indemnify Buyer against and agree to hold Buyer harmless from any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from Sellers' breach of the provisions of Section 11.2, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss"). Buyer shall give Sellers sufficient reasonable notice to enable Sellers to defend or contest such Loss, and no less than ten days notice of any claim of Loss, and Sellers shall have the opportunity to defend Buyer in accordance with Section
9.4 hereof.

                 Buyer shall indemnify Sellers for any Taxes that accrue against the Company after the Closing Date.

         11.5 PURCHASE PRICE ADJUSTMENT. Any amount paid by Sellers, Buyer or the Company under Section 11.4 will be treated as an adjustment to the relevant purchase price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, Buyer, the Company or Sellers, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Buyer or Sellers under this Agreement that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

         11.6. SURVIVAL. The provisions of this Article XI with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes and related reporting requirements, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                              XII.  MISCELLANEOUS

         12.1 EXPENSES. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses.

         12.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in or made in connection with this Agreement shall survive the Closing.

         12.3 INUREMENT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

         12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Schedules and Exhibits attached hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof.

         12.5 SEVERABILITY. Any provision of this Agreement which is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.6 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         12.7 CAPTIONS AND HEADINGS; USE OF TERM "PERSON". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections and subsections within this

Agreement. As used herein, the term "person" shall mean any corporation, limited liability company, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

         12.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA.

         12.9 NOTICES. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

         to Sellers:             John P. Barker
                                 Triangle Ice
                                 903 Elizabethtown Road
                                 Lumberton, NC  28358

                                 James M. Grimsley
                                 813 Daventry Drive
                                 Baton Rouge, Louisiana  70808

         with a copy to:         John S. Campbell, Jr.
                                 451 Florida Street, 8th Floor
                                 Baton Rouge, LA  70801


         to Buyer:               Packaged Ice, Inc.
                                 8572 Katy Freeway, Suite 101
                                 Houston, Texas 77024
                                 Attn:  James F. Stuart, Chief Executive Officer

         with a copy to:         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                 300 Convent St., Suite 1500
                                 San Antonio, Texas 78205
                                 Attn: Alan Schoenbaum

         or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         12.10 AGENTS OR BROKERS. Sellers and Buyer mutually represent and agree with each other that no agents or brokers have been utilized in the solicitation or negotiation of the sale of the Business and no fees, commissions or expenses of any type shall be due or payable out of the proceeds of the purchase price by either party to this Agreement.

         12.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Antonio, Texas, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

         12.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         12.13   NUMBER AND GENDER OF WORDS.   When the context so requires in
this Agreement, words of gender shall include either or both genders and the singular number shall include the plural.

         12.14 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement, and all time limitations shall be strictly construed and rigidly enforced. The failure or delay in the enforcement of any rights or interests granted herein shall not constitute a waiver of any such right or interest or be considered as a basis for estoppel.

         12.15   CONDITIONAL OBLIGATIONS.   None of the provisions of this
Agreement, any of the terms of payment of any amount(s), or any obligations undertaken in this Agreement, are intended to create or imply any resolutory or other condition, vendor's lien or privilege, and if such resolutory or other condition, vendor's lien or privilege, is created or implied, all of the same are hereby renounced or rescinded, provided that this Section 12.15 shall not affect Buyer's rights to damages or equitable relief in the event of a breach by Seller.


               (STOCK PURCHASE AGREEMENT SIGNATURE PAGE FOLLOWS)

                   [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]


Executed on the date first written above.


                                   PACKAGED ICE, INC.



                                   By:
                                      ----------------------------------------
                                      JAMES F. STUART, Chief Executive Officer



                                   SELLERS:



                                   -------------------------------------------
                                   JOHN P. BARKER



                                   -------------------------------------------
                                   MICKEY GRIMSLEY

                         LIST OF SCHEDULES AND EXHIBITS

Exhibit A          Assets

Exhibit B          Property of Party Time Ice Co., Inc. subject to Capital
                   Leases

Exhibit C          Excluded Assets

Exhibit D          Escrow Agreement

Exhibit E          Undertaking Agreement

Exhibit F          Employment Agreement

Exhibit G          Noncompetition Agreement

Exhibit H          Investment Letter

Exhibit I          Opinion of Counsel

Schedule 3.12(e)   Real Property Descriptions

Schedule 3.17      Company Plans

Sellers' Disclosure Memorandum